                                                                  EXHIBIT 10(ah)


                      TERMINATION OF SERVICE AGREEMENT AND
                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

        This Termination of Service Agreement and Agreement for Purchase and Sale of Assets ("AGREEMENT") is made as of the 30th day of November, by and among RESPONSE ONCOLOGY, INC., a Tennessee corporation ("ROI"), RO-Tamarac, a Florida corporation ("RO-T"), ("ROI" and "RO-T" are hereinafter jointly referred to as "RESPONSE"), ONCOLOGY & HEMATOLOGY ASSOCIATES OF WEST BROWARD, P.A., a Florida professional association ("OHAWB"), and the Stockholders of OHAWB who are in the R&K division of OHAWB (the "STOCKHOLDERS"). (Each of ROI, RO-T, OHAWB and the Stockholders are sometimes referred to herein individually as a "Party" and collectively as "Parties.")

                                    RECITALS:

        WHEREAS, ROI and certain of its wholly owned affiliates are debtors-in-possession under a case filed under Chapter 11 of Title 11 of the United States Code (the "BANKRUPTCY CODE") on March 29, 2001 (the "PETITION DATE") in the United States Bankruptcy Court for the Western District of Tennessee (the "BANKRUPTCY COURT"); and

        WHEREAS, ROI, OHAWB and the Stockholders entered into a Service Agreement dated AUGUST 1, 1997 (the "SERVICE AGREEMENT"), pursuant to which ROI agreed to perform certain practice management functions described therein in exchange for payment by OHAWB to ROI of various fees, as described therein; and

        WHEREAS, the parties mutually desire to terminate the Service Agreement and all of the parties' respective rights, obligations, and liabilities thereunder (except as otherwise provided herein) and under the Notes, and to provide for the transfer and/or assumption of certain assets and liabilities, all upon the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the purchase price described hereunder and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

        1. RECITALS. The recitals set forth above are true and correct and are incorporated herein by reference.

        2. TERMINATION OF SERVICE AGREEMENT.

                (a) TERMINATION OF SERVICE AGREEMENT. Subject to the performance by each of the Parties of their respective obligations under this Agreement, the approval of this Agreement and the transactions contemplated hereby by the Bankruptcy Court and the survival of any obligations which by the terms of this Agreement are intended to survive, the parties hereby terminate the Service Agreement effective as of the Closing Date (as hereinafter defined). As of the close of business on the Closing Date, ROI and OHAWB shall be relieved of all obligations imposed upon them pursuant to the Service Agreement and shall have no further duties or obligations to one another except those specifically set forth in this Agreement.

                (b) TERMINATION FEE. As consideration for the termination of the Service Agreement and the mutual release of the parties from their respective obligations thereunder, and as consideration for all other services performed by ROI for and on behalf of OHAWB, OHAWB shall pay to ROI at Closing a termination fee (the "TERMINATION FEE") (which amount includes without limitation, a payment of $106,000.00 (which represents an amount equal to two (2) times an annualized EBITDA amount of approximately $53,000.00, which EBITDA includes the R&K Division of OHAWB and a seventy-five percent (75%) allocable portion of OHAWB's ancillary profit center, but excludes the WWW division, using the ROI/OHAWB Statement of Operations for the period ending May 31, 2001)) in an amount equal to the value of the Transferred Accounts Receivable (as defined in SECTION 2(C) below) as of the Closing Date (as defined in SECTION 2(C) below). In payment of the Termination Fee, OHAWB agrees on the Closing Date to sell, convey, transfer, assign, and deliver all of its right, title, and interest in and to all the Non-Medicare Accounts Receivable to ROI and shall grant to ROI a first priority security interest, to be evidenced by a Security Agreement in the form attached hereto as EXHIBIT 2(B), in and to the proceeds of all the Medicare Accounts Receivable. OHAWB hereby agrees that it shall pay over to ROI from and after the Closing Date all amounts actually received by it in respect of all the Medicare Accounts Receivable consistent with the post-closing covenant set forth in
SECTION 15(D) of this Agreement.

                (c) ACCOUNTS RECEIVABLE. "Transferred Accounts Receivable" for purposes of this Agreement shall be defined to mean both the Medicare Accounts Receivable (as defined below) and the Non-Medicare Accounts Receivable (as defined below). For purposes of this Agreement, (i) "Medicare Accounts Receivable" shall refer to the outstanding Medicare, Medicaid, and CHAMPUS/TriCare program receivables (including both the R&K Division of OHAWB and OHAWB's ancillary profit center) as of the Closing Date, as set forth on
EXHIBIT 2(C)(i); and (ii) "Non-Medicare Accounts Receivable" shall refer to all outstanding Accounts Receivable (as defined in the Service Agreement) other than the Medicare Accounts Receivable (including both the R&K division of OHAWB and OHAWB's ancillary profit center) as of the Closing Date, as set forth on EXHIBIT 2(C)(ii). The parties acknowledge that the listings on EXHIBITS 2(C)(i) AND (ii) will not be complete on the Closing Date and agree to amend EXHIBIT 2(C)(i) and
EXHIBIT 2(C)(ii) to more accurately reflect the actual accounts receivable that are the subject of this SECTION 2(C) within thirty (30) days after Closing.

                (d) RECEIVABLES LINE. Pursuant to SECTION 5.12 of the Service Agreement, ROI established an accounts receivable line of credit (the "RECEIVABLES LINE" as described therein), constituting a line of credit available to OHAWB and secured by a first priority security interest in and to all Accounts Receivable (as defined in the Service Agreement). ROI shall deliver such releases of the Receivables Line, as may be necessary to satisfy all liability of OHAWB and/or its principals under the Receivables Line and to release OHAWB's Accounts Receivable arising after the Closing Date from any liens, including, without limitation, UCC-3 amendments to financing statements, limiting the lien of ROI and/or any other party claiming by or through ROI to the Accounts Receivable, to the actual Accounts Receivable as of the Closing Date.

        3. PURCHASE AND SALE OF ASSETS.

                (a) PURCHASE AND SALE. Subject to the terms and conditions set forth in this Agreement, including the conditions precedent set forth in SECTIONS 5 AND 9 hereof, Response agrees to sell, convey, transfer, assign and deliver to OHAWB, free and clear of all liens and encumbrances, and OHAWB agrees to purchase from Response for the consideration described in SECTION 3(B) below, certain of the assets of Response consisting of all or substantially all of the assets used in the operation of OHAWB's business, as described below:

                        (i) All property, furniture, fixtures, and equipment
                currently utilized by OHAWB in its practice at any location, a list of which is attached as EXHIBIT 3(A)(I) hereto and incorporated herein by reference (the "PERSONAL PROPERTY");

                        (ii) All usable supply inventory, including
                pharmaceuticals (but not "replacement drugs" as such term has been generally used by the parties) and pharmacy supplies, both on hand at the offices of OHAWB and in transit, as listed on
                EXHIBIT 3(A)(II) hereto and incorporated herein by reference (the "SUPPLY INVENTORY");

                        (iii) All of Response's rights in and to all of the
                unused portion of expenses that have been prepaid in connection with the assets transferred hereunder ("PREPAID EXPENSES") and in deposits and advances that have been paid in connection therewith, including without limitation, the Premises Leases and the Equipment Leases ("DEPOSITS AND ADVANCES"). The Deposits and Advances and Prepaid Expenses are listed and described on
                EXHIBIT 3(A)(III) attached hereto and incorporated herein by reference; and

                        (iv) All of the goodwill associated with OHAWB's
                practice.

                (b) CONSIDERATION FOR THE PURCHASE AND SALE OF ASSETS. The sole consideration payable for the purchase and sale of the assets described in
SECTION 3(A), above, shall be OHAWB's assumption of those certain lease obligations described in SECTION 3(C), below.

                (c) PREMISES AND EQUIPMENT LEASES. Subject to the terms and conditions set forth in this Agreement, by assignment or other appropriate instrument of transfer, Response shall assign to OHAWB the premises lease for the 7431 North University Drive, Suite 110, Tamarac, Florida business location (the "ASSIGNED LEASE") and OHAWB shall assume and agree to perform and to pay when due all obligations on the Assigned Lease and the Equipment Leases (as defined below) arising from and after the Closing Date. All obligations in respect of the Assigned Lease and the Equipment Leases shall have been cured and paid current by Response on a prorated basis through the Closing Date. A copy of the Assigned Lease has been provided to OHAWB. Copies of all of the leases on equipment and other tangible personal property to be assumed by OHAWB (the "EQUIPMENT LEASES") have been provided to OHAWB and a listing of same is attached as composite EXHIBIT 3(C) hereto. Response agrees to file with the Bankruptcy Court such applicable motions as may be allowed and permitted under 11 U.S.C. ss. 365 in order to approve the assumption and assignment of the Assigned Lease and the Equipment Leases to OHAWB. A final, non-appealable Order from the Bankruptcy Court authorizing the assumption and assignment of the Assigned Lease and the Equipment Leases shall be procured by Response in advance of the Closing Date (as defined below). Except to the extent required under 11 U.S.C. ss. 365(b)(1) (in respect of the obligation of Response to cure defaults under executory contracts or unexpired leases), Response shall only be obligated for and shall indemnify OHAWB from and hold it harmless against any amounts due under the Assigned Lease or the Equipment Leases through the Closing Date and OHAWB shall be obligated for and shall indemnify Response from and hold it harmless against any amounts from and after the Closing Date.

                (d) ACCOUNTS PAYABLE. Response is obligated to various unsecured creditors of Response's estate. OHAWB shall not and does not assume any pre-Closing obligations with respect to such creditors pursuant to this Agreement or the transactions contemplated hereby.

                (e) TAX FREE. Notwithstanding anything stated in this Agreement, the sale and transfer of assets from Response to OHAWB as described herein is intended to be made in contemplation of a plan and therefore free of any stamp tax or similar tax pursuant to SECTION 1146(c) of the Bankruptcy Code.

        4. COVENANTS PRIOR TO CLOSING.

                (a) OPERATION OF BUSINESS. OHAWB and the Shareholders agree to operate the R&K division of OHAWB and its medical practice, including without limitation, the ordering of pharmaceuticals and supplies and the provision of medical services, in substantially the same manner as such medical practice has been carried on by OHAWB and the R&K division of OHAWB in the past.

                (b) SUPPORT OF BANKRUPTCY COURT APPROVAL. OHAWB and the Stockholders agree to exercise all efforts to support without reservation or condition the receipt of the Bankruptcy Court's approval of this Agreement.

        5. BANKRUPTCY COURT AND OTHER CONDITIONS PRECEDENT. As conditions precedent to OHAWB's and the Stockholders' and to Response's obligation to close hereunder, the following must occur:

                (a) BANKRUPTCY COURT. This Agreement shall become effective and legally binding upon the parties upon the entry of a final, nonappealable Order of the Bankruptcy Court that approves the terms of this Agreement. The Parties agree that facsimile copies of the execution pages of this Agreement shall be valid and binding for purposes of the submission of this Agreement to the Bankruptcy Court for approval.

                (b) WAIVER OF CROSS-DEFAULTS. Each of the Parties to this Agreement agree that the cross-default provision(s) of the Service Agreement that are set forth in SECTIONS 11.3(D) AND (E) of the Service Agreement to the extent enforceable are hereby fully, completely, and forever waived, terminated and shall be hereinafter considered null and void.

                (c) BANK LETTER. OHAWB shall have received a statement substantially in the form of EXHIBIT 5 attached hereto and incorporated herein by reference, executed by AmSouth Bank

("AMSOUTH"), Response's lead lender for the Receivables Line ("RESPONSE ACCOUNTS RECEIVABLE LOAN"), on its own behalf and on behalf of all other lenders who have participated in the Response Accounts Receivable Loan, stating each of the following:

                        (i) it has received reviewed and approved this
                Agreement;

                        (ii) subject to assignment of the Non-Medicare Accounts
                Receivable and grant by OHAWB of a first priority security interest in the proceeds of the Medicare Accounts Receivable, it releases any claims against OHAWB and OHAWB's Representatives (as defined in SECTION 7(A) below) and all liens or encumbrances against the assets of OHAWB, other than the Accounts Receivable arising prior to the Closing Date;

                        (iii) it acknowledges that the AmSouth acknowledgment
                and estoppel letter shall constitute a release of all liens and encumbrances against the assets to be acquired by OHAWB, as set forth in this Agreement, other than the Accounts Receivable arising prior to the Closing Date; and

                        (iv) its commitment to execute and deliver such
                releases, satisfactions, and termination statements, as shall be necessary to release or discharge any liens against the assets of OHAWB created or arising in connection with the Response receivables loan that relate to the Accounts Receivable arising after the Closing Date.

                (d) PHARMACY SERVICES AGREEMENT. Execution and delivery by OHAWB of the Pharmacy Services Agreement described in SECTION 9 below.

        6. TERMINATION OF RESTRICTIVE COVENANTS. In consideration of obligations and credits contained herein, the restrictive covenants of the physicians employed by OHAWB in its R&K Division and described in Article 7 of the Service Agreement are hereby terminated and forever waived by ROI.

        7. RELEASES.

                (a) Except for Response's rights and OHAWB's and the Stockholders' obligations arising from this Agreement, Response does hereby remise, release, acquit, and forever discharge OHAWB and OHAWB's present and former shareholders, officers, directors, employees, agents and attorneys and its and their heirs, successors, and employees, and each of them (collectively "OHAWB'S REPRESENTATIVES"), of and from any and all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or in equity or otherwise, whether known or unknown, matured or unmatured, which Response ever had, now has, hereafter can, shall or may have against OHAWB and/or OHAWB's Representatives arising from or relating to acts or omissions which occurred prior to the Closing Date except those (i) relating to the provision of or failure to provide patient care services or issues of record-keeping related to such services, and (ii) relating to fraudulent acts or omissions or alleged fraudulent acts or omissions by OHAWB and/or OHAWB's Representatives.

Notwithstanding the foregoing, in the event that any claim(s) relating to any statement or submission made to any governmental or other payor is asserted against Response or Response's Representatives (as defined below), or any of them, by a person or entity that is not a party to this Agreement, Response or Response's Representatives (as defined below), and each of them, hereby specifically reserve and retain any and all rights, claims, and defenses that they, or any of them, now have, have had, or would otherwise have against OHAWB or OHAWB's Representatives, or any of them, arising out of the act(s) or omission(s) that is the subject matter of each claim(s) against Response or Response's Representatives (as defined below), or any of them.

                (b) Except for OHAWB's rights and Response's obligations arising from this Agreement, OHAWB does hereby remise, release, acquit, and forever discharge Response and Response's present and former shareholders, officers, directors, employees, agents and attorneys and its and their heirs, successors, and assigns, and each of them (collectively "RESPONSE'S REPRESENTATIVES"), of and from any and all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or in equity or otherwise, whether known or unknown, matured, or unmatured, which OHAWB ever had, now has, hereafter can, shall or may have against Response and/or Response's Representatives, arising from or relating to facts or circumstances which occurred prior to the Closing Date, except those (i) relating to the provision of or failure to provide patient care service by any Response employee(s) or issues related to such services by any Response employee(s) and
(ii) relating to fraudulent acts or omissions or alleged fraudulent acts or omissions by Response and/or Response's Representatives. Notwithstanding the foregoing, in the event that any claim(s) relating to any statement or submission made to any governmental or other payor is asserted against OHAWB or OHAWB's Representatives, or any of them, by a person or entity which is not a party to this Agreement, OHAWB or OHAWB's Representatives, hereby specifically reserve and retain any and all rights, claims, and defenses, that they, or any of them, now have, have had, or would otherwise have against Response or Response's Representatives, or any of them, arising out of the act(s) or omission(s) that is the subject matter of each claim(s) against OHAWB or OHAWB's Representatives, or any of them.

                (c) As consideration for the releases described in SECTION 7(a) above, the Stockholders do hereby agree to cancel those certain Non-Negotiable Promissory Notes dated August 30, 1996 ("NOTES"), each in the original principal amount of $950,000 payable to Abraham Rosenberg, M.D., and Alfred M. Kalman, M.D., respectively, by Response, and the Stockholders do hereby further agree to forever waive any right to receive from Response any Prepetition Practice Retainage Payment(s) owed to the Stockholders under the Service Agreement for periods accruing prior to the Petition Date ("PREPETITION RETAINAGE PAYMENTS"), and the Stockholders do hereby further agree to the cancellation and termination of all options to purchase any ROI stock held by or otherwise granted in favor of said Stockholders (the "RESPONSE STOCK OPTIONS"), effective as of the Closing Date, and the Stockholders do hereby remise, release, acquit, satisfy, and forever discharge Response and Response's Representatives of and from any and all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or in equity or otherwise, whether known or unknown, matured or unmatured, which the Stockholders ever had, now have, hereafter can, shall or may have against Response and/or Response's Representatives, arising from or relating to the Notes, the Response Stock Options or the Prepetition Practice Retainage Payment(s) under the Service Agreement.

        8. EMPLOYEES. Effective as of the Closing Date, the employment of any Executive Director (as such position is described in SECTION 5.6 of the Service Agreement) and all other administrative personnel employed by Response at a Clinic (as defined under SECTION 2.1 of the Service Agreement) shall be terminated. All of such individuals may be hired by OHAWB as employees simultaneously with such persons' termination of employment by Response, effective as of the Closing Date. Beginning with the date of Closing, OHAWB shall be responsible for the provision of and cost of all aspects of the employment of each of such individuals so employed, including without limitation, salaries, employee benefits, taxes, insurance, and other costs and benefits. A list of all of the employees to be hired by OHAWB as of the Closing Date is attached hereto as EXHIBIT 8.

        9. PHARMACY SERVICES AGREEMENT. Effective as of the Closing Date and as a condition precedent to Response's Obligation to close, the parties shall execute and deliver an Agreement for Pharmacy Services in the form attached hereto as EXHIBIT 9.

        10. REPRESENTATIONS AND WARRANTIES OF OHAWB AND THE STOCKHOLDERS. OHAWB the Stockholders represent, warrant, covenant, and agree with Response that:

                (a) ORGANIZATION. OHAWB is a professional association duly organized, validly existing and in good standing under the laws of the State of Florida. The R&K Division of OHAWB consists of Abraham Rosenberg, M.D. and Alfred Kalman, M.D., and certain physician(s) employed by them. OHAWB has the full power and authority to own OHAWB's property, to carry on OHAWB's business as presently being conducted, to execute, deliver, and perform this Agreement and all other agreements and documents contemplated hereby, and to consummate the transactions contemplated hereby.

                (b) AUTHORITY. OHAWB has and the Stockholders have taken all necessary action to authorize the execution, delivery, and performance of this Agreement as well as the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not violate any provisions of the charter or the bylaws of OHAWB or any indenture, mortgage, deed of trust, lien, lease agreement, arrangement, contract, instrument license, order, judgment or decree, or result in the acceleration of any obligation thereunder, to which OHAWB is a party or by which it is bound. The President of OHAWB, or his designee, has been authorized to execute and deliver this Agreement, the agreements and documents contemplated hereby, and all such further documents as shall be necessary or desirable to consummate the transactions contemplated hereby.

                (c) LITIGATION. No action or proceeding by or before any court or other Governmental Authority has been instituted or is, to the best of OHAWB's knowledge, threatened with respect to the transactions contemplated by this Agreement except as set forth on EXHIBIT 10(c).

                (d) FULL DISCLOSURE. When considered in the context of all information contained herein, no representation or warranty made by OHAWB and/or the Stockholders in this Agreement contains or will contain any untrue statement of a material fact. All representatives and warranties contained in this Agreement are true and correct as of the date of their Agreement and shall remain true and correct throughout the term of this Agreement.

                (e) FAIR CONSIDERATION; REPRESENTATION BY COUNSEL. OHAWB and the Stockholders have reviewed each and every term and provision of this Agreement with counsel of their choosing and have accepted same as being fair and reasonable. OHAWB acknowledges that the consideration tendered to Response is fair and reasonable and constitutes a reasonably equivalent value for the consideration paid to them by Response. OHAWB acknowledges that the tender of the consideration to Response is not undertaken in fraud of or to hinder or delay any of its creditors and will not render it insolvent.

                (f) NO LIENS OR ENCUMBRANCES. The assets to be transferred to ROI hereunder shall be delivered free and clear of any liens or encumbrances.

        11. REPRESENTATIONS AND WARRANTIES OF RESPONSE. Response represents, warrants, covenants, and agrees with OHAWB and the Stockholders that:

                (a) ORGANIZATION. ROI is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. RO-T is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. ROI an RO-T each have the full power to own their respective properties, to carry on their respective businesses as presently conducted, to execute, deliver, and perform this Agreement, and all other agreements and documents contemplated hereby, and to consummate the transactions contemplated hereby.

                (b) AUTHORITY. Response has taken all necessary action to authorize the execution, delivery, and performance of this Agreement as well as the consummation of the transactions contemplated hereby. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the charter or the bylaws of Response or any indenture, mortgage, deed of trust, lien, lease agreement, arrangement, contract, instrument license, order, judgment or decree, or result in the acceleration of any obligation thereunder, to which Response is a party or by which it is bound. The President of ROI, or his designee, and the President of RO-T, or his designee, have each been authorized to execute and deliver this Agreement, the agreements and documents contemplated hereby, and all such further documents as shall be necessary or desirable to consummate the transactions contemplated hereby.

                (c) LITIGATION. No action or proceeding by or before any court or other Governmental Authority has been instituted or is, to the best of Response's knowledge, threatened with respect to the transactions contemplated by this Agreement except as set forth on EXHIBIT 11(C).

                (d) FULL DISCLOSURE. When considered in the context of all information contained herein, no representation or warranty made by Response in this Agreement contains or will contain any untrue statement of a material fact. All representatives and warranties contained in this

Agreement are true and correct as of the date of this Agreement and shall remain true and correct throughout the term of this Agreement.

                (e) FAIR CONSIDERATION; REPRESENTATION BY COUNSEL. Response has reviewed each and every term and provision of this Agreement with counsel of its choosing and has accepted same as being fair and reasonable. Response acknowledges that the consideration tendered to OHAWB is fair and reasonable and constitutes a reasonably equivalent value for the consideration paid to them by OHAWB. Response acknowledges that the tender of the consideration to OHAWB is not undertaken in fraud of or to hinder or delay any of its creditors and will not render it insolvent.

                (f) NO LIENS OR ENCUMBRANCES. Upon issuance of the documents described in SECTIONS 4(a) and (b) above, the assets to be transferred hereunder shall be delivered free and clear of any liens or encumbrances.

        12. CLOSING. The Closing of the transactions contemplated hereby, including without limitation, the transfer of assets and leases by Response to OHAWB (the "CLOSING"), shall take place on that date (the "CLOSING DATE") on which the Bankruptcy Court shall have issued a final, non-appealable Order approving this Agreement and the transactions contemplated herein, or such mutually agreeable time within five (5) business days following the entry of such a final, non-appealable Order that the Parties may agree to.

                (a) RESPONSE DELIVERABLES. At the Closing, Response shall execute and deliver, or cause to be delivered, to OHAWB the following instruments and documents, against execution and delivery of the items specified in SECTION 12(B):

                        (i) A true and accurate copy of an Order of the
                Bankruptcy Court approving this Agreement;

                        (ii) Assignment of Response's interests in the Assigned
                Lease and Equipment Leases as described in SECTION 3(C) above and Order(s) from the Bankruptcy Court authorizing such assumption and assignment of such Assigned Lease and Equipment Leases;

                        (iii) Estoppel Certificates from all affected Lessors
                affirming that cure amounts under all applicable leases have been paid;

                        (iv) The original note and/or other instruments
                establishing and/or securing the Receivables Line marked satisfied in full.

                        (v) A bill of sale and/or assignment instrument(s)
                conveying title to any other assets to be transferred hereunder not already conveyed by the deliverables described in SUBSECTIONS 12(A)(ii) AND (iii), free and clear of liens and encumbrances.

                        (vi) Corporate resolutions of ROI authorizing the
                transaction provided for herein.

                        (vii) Appropriate UCC termination statements relating to
                the existing financing statements of record relating to the purchased assets.

                (b) OHAWB DELIVERABLES. At the Closing, OHAWB and/or the Stockholders (as the case may be) shall execute and deliver, or cause to be delivered, to Response the following instruments and documents against execution and delivery of the items specified in SECTION 12(A):

                        (i) The original Notes (as defined in SECTION 7(C)
                above) marked satisfied in full.

                        (ii) Evidence of termination of the Response Stock
                Options as described in SECTION 7(C) hereof.

                        (iii) An assignment of OHAWB and/or the Stockholder's
                interest (as the case may be), if any, in its Non-Medicare Accounts Receivable to ROI, subject to the terms and conditions hereof.

                        (iv) A Security Agreement executed by OHAWB and the
                Stockholders, as may be appropriate, granting to ROI a first priority Security Interest in and to the Medicare Accounts Receivable as described in SECTION 2(B) above, and an appropriate UCC financing statements relating thereto.

                        (v) A general assumption instrument assuming the
                Assigned Lease and the Equipment Leases, the accounts payable in respect thereof arising from and after the Closing Date, and any other obligations to be assumed hereunder.

                        (vi) An Agreement for Pharmacy Services effective as of
                the Closing Date by and between ROI and OHAWB, in the form set forth at EXHIBIT 9 and executed by OHAWB.

                        (vii) OHAWB's certified corporate resolutions of
                shareholders and directors authorizing the transaction.

                (c) PRORATIONS. Rent, utilities, telephone charges, personal property taxes, employee wages, salaries, and benefits, and all other comparable expenses capable of proration shall be prorated as of the Closing Date.

                (d) FURTHER ASSURANCES. Each of the parties, at any time before or after the Closing Date, will execute, acknowledge and deliver any further documents, instruments, assignments, and other instruments of transfer, reasonably requested by the other party, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party for the purpose of assigning, transferring, granting, conveying, and confirming to the other party, or reducing to possession, any or all property to be conveyed and transferred by this Agreement.

        13. BROKERS. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no person or entity is entitled to a commission or finder's fee in connection with any of these transactions except to the extent that the President and CEO of ROI and the Chief Financial Officer of ROI may receive additional compensation for having obtained the satisfaction of debt by virtue, in part, of the closing of this Agreement. Response, OHAWB and the Stockholders each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage, commission, or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

        14. COSTS. Except as may otherwise be provided in this Agreement, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

        15. ADDITIONAL POST-CLOSING COVENANTS.

                (a) NON-SOLICITATION. OHAWB covenants that, for a period of two
(2) years after Closing, neither it nor OHAWB's Representatives (as defined in SECTION 7(A) above), successors, or assigns will actively solicit or attempt to influence any employee of Response to terminate his or her relationship with Response nor will it employ any such individual or former Response employee (within twelve (12) months of the effective date of the individual's termination of his or her employment with Response). This provision shall have no applicability to the employees identified on EXHIBIT 8.

                (b) EXHIBITS. The parties agree that they will amend EXHIBITS 2(c)(ii) and 2(c)(ii) within thirty (30) days after the Closing Date to reflect the actual inventory, prepaid expenses, deposits, advance and accounts payable, as appropriate and applicable and consistent with the prior practices of OHAWB and Response, as of the Closing Date.

                (c) RETAINAGE PAYMENT. Notwithstanding the termination of the Service Agreement, ROI shall cause to be paid to OHAWB, or to the individual physicians employed by OHAWB entitled to such payment, as appropriate, at Closing, eighty percent (80%) of the average Retainage Payment such physician received during the months of May, June and July, 2001 as a partial payment of the Retainage Payment applicable to the period beginning November 1, 2001 and ending on the Closing Date. The balance of the Retainage Payments shall be tendered in a manner consistent with prior practice between the parties.

                (d) POST-CLOSING COLLECTIONS. To assist ROI in collecting the Accounts Receivable, OHAWB will promptly cooperate and assist in such collection efforts as reasonably requested by ROI. In regard to both Non-Medicare Accounts Receivable and Medicare Accounts Receivable, OHAWB shall continue to receive collections on account of said Accounts Receivable consistent with the customary practice prior to the Closing Date and shall pay an amount equal to all amounts actually received by them and which are attributable to the Accounts Receivable to ROI not less frequently than twice per week. Further, OHAWB and the Stockholders agree to exercise reasonable care and diligence in its and their assistance to ROI with respect to collection efforts relating to the Accounts Receivable and shall not take any action that is inconsistent with either applicable law, rule, or regulation affecting the collection of debts and/or prior collection practices. The parties acknowledge and agree that in the event the aforesaid procedure in regard to payments on account of the Medicare Accounts Receivable is not permitted under applicable laws, rules, or regulations affecting same, then the parties shall use such other reasonable means to effect substantially the same results. As to any and all pending hearings and appeals relating to Medicare Accounts Receivable, OHAWB, and the Stockholders individually, each agree to exercise their respective best efforts to cooperate with and assist ROI in pursuing such matters.

        16. MISCELLANEOUS PROVISIONS.

                (a) This Agreement constitutes the entire understanding of the parties in respect of the subject matter hereof and supercedes and replaces all prior understandings and agreements of the parties, oral or written, in respect of the subject matter of the Agreement. The provisions of this Agreement may be amended, supplemented, waived, or changed only by a writing signed by the party against whom enforcement of any such amendment, supplement, waiver, or modification is sought and making specific reference to this Agreement.

                (b) Neither party may assign its rights and/or delegate its obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

                (c) All notices, requests, consents, and other communications required or permitted under this Agreement shall be in writing (including facsimile and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated (to be followed by hard copy by overnight delivery), or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to such address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed. Notices in respect of this Agreement shall be provided to the following individuals or entities:

                  If to Response:
                  1805 Moriah Woods Boulevard
                  Memphis, TN 38117
                  Attn: Chief Executive Officer

                  with a copy to:
                  Akin, Gump, Strauss, Hauer & Feld, L.L.
                  1333 New Hampshire Avenue, N.W.
                  Washington, DC 20036
                  Attn: James A Barker, Jr.

                  If to OHAWB/Stockholders:
                  7431 North University Drive
                  Suite 110
                  Tamarac, FL 33321
                  with a copy to:


                  James Harris Fierberg, Esquire
                  Berger Singerman
                  Suite 1000
                  200 South Biscayne Boulevard
                  Miami, FL 33131


                (d) If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

                (e) In this Agreement, the use of any gender shall be deemed to include all genders, and the use of the singular shall include the plural, wherever it appears appropriate from the context.

                (f) The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the rights of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

                (g) Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective legal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

                (h) No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power, or remedy hereunder shall preclude any other or further exercise thereof.

                (i) This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in or accordance with, the internal laws of the State of Florida without regard to principles of conflicts or choice of laws.

                (j) Any suit, action, or other legal proceeding arising out of or relating to this Agreement shall be brought in the Bankruptcy Court, if available, or otherwise in a court of the State of Florida, Broward County, or in the United States District Court for the Southern District of Florida, having subject matter jurisdiction thereof, and both parties agree to submit to the jurisdiction of such forum.

                (k) Without the prior written consent of the other party, neither party will disclose any term or condition of this Agreement to any person or entity except that such disclosure may be made (i) to any lender to or other person in a business relationship with any of the parties to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of this Agreement; (ii) to the extent appropriate, by each party, to employees and legal counsel of that party; (iii) to the extent the party making such disclosure believes in good faith that such disclosure is required by law (in which case such party will consult with the other party prior to making such disclosure), and (iv) to the extent such disclosure is required in order to obtain the approval of the United States Bankruptcy Court for the Western District of Tennessee. OHAWB hereby consents to a public announcement Response will make on or after the Closing Date announcing the consummation of the Agreement and the transactions contemplated thereby. Notwithstanding the foregoing, no such press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other party, except that any party may make such public disclosure which it believes in good faith to be required by law (in which case such party will consult with the other party prior to making such disclosure).

                (l) Each covenant set forth in SECTIONS 5(B), 6, 7, 15, and 16 of this Agreement shall survive the Closing and delivery of the documents and other deliverables contemplated herein.

                (m) If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and expenses, court costs and all expenses even if not taxable as court costs (including without limitation, all attorneys' fees and expenses incident to any appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

                (n) The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

                (o) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                (p) The parties to this Agreement understand and agree that the consideration recited in this Agreement is the sole and only consideration for this Agreement. Further, the parties agree that no unrecited promise, inducement or agreement contained in this Agreement has been made on any subject in connection with this Agreement and that they have not been induced to execute this Agreement by reason of non-disclosure or suppression of any fact.

                (q) The use in this Agreement of paragraph headings is for convenience only and is not intended to limit or enlarge the rights of any party.

                (r) The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, including, but not limited to, any trustee appointed in the chapter 11 bankruptcy case of Response or in any chapter 7 case to which the chapter 11 case of Response may be converted. The terms of this Agreement shall survive and may not be modified in any way by confirmation of a chapter 11 plan of reorganization in the bankruptcy case of Response, regardless of who the proponent of such plan(s) may be.

                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ONCOLOGY & HEMATOLOGY                       RESPONSE ONCOLOGY, INC.,
ASSOCIATES OF WEST BROWARD, P.A.,           A TENNESSEE CORPORATION
FLORIDA PROFESSIONAL ASSOCIATION

By:                                         By:
   ------------------------------              --------------------------------

President:                                  Chief Executive Officer:
          -----------------------           Anthony M. LaMacchia

STOCKHOLDERS
                                            RO-TAMARAC

---------------------------------
Alfred M. Kalman, M.D.                      By:
                                               --------------------------------

---------------------------------
Abraham Rosenberg, M.D.                     Its:
                                                -------------------------------







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